Exhibit 99.1

Delta Apparel Reports Third Quarter 2006 Financial Results

    DULUTH, Ga.--(BUSINESS WIRE)--May 5, 2006--Delta Apparel, Inc.
(AMEX: DLA)

    --  3Q06 Net Sales Rise 19% to Record $69.4 Million

    --  All Business Lines Report Record Net Sales

    --  3Q06 Gross Margins Improve 240 Basis Points

    --  Company Increases Quarterly Dividend 25% to $0.05

    Delta Apparel, Inc. (AMEX: DLA) today reported financial results for its fiscal third quarter ended April 1, 2006. The Company's results for the fiscal 2006 third quarter and year-to-date periods include the operations of Junkfood Clothing Company since its acquisition by the Company on August 22, 2005.
    For the third quarter of fiscal 2006, net sales rose 19% to a record $69.4 million compared to $58.3 million in the prior year quarter. Gross margins improved 240 basis points to 27.7% compared to 25.3% in the prior year third quarter. Selling, general and administrative expenses were 20.1% of sales compared to 17.8% of sales in the prior year, primarily due to the increased selling costs associated with the Junkfood business. In addition, distribution costs remained higher than the prior year due to moving expenses and duplication of costs associated with consolidating the Company's West Coast distribution center to a new, expanded facility. The Company expects costs associated with the West Coast facility to decline in the fourth quarter of fiscal year 2006.
    Net income was $2.7 million, or $0.32 per basic share, in the fiscal third quarter of 2006 compared to the prior year's level of $5.4 million, or $0.65 per basic share. In the prior year third quarter, the Company recorded a gain on the sale of its Edgefield, South Carolina yarn facility of approximately $3.6 million, or $0.26 per basic share, and an $0.08 per basic share gain related to the reversal of a foreign earnings tax liability. Excluding both of these items, basic earnings per share in the prior year period would have been $0.31.
    Robert W. Humphreys, President and CEO, commented, "We are proud that each of our business units achieved record sales in our third fiscal quarter. In our Retail-Ready segment, Soffe achieved a 13.1% sales growth over the prior year and is poised to have significant sales growth in the fourth quarter. Demand continues to be strong for Junkfood products, as evidenced by the record sales achieved for the third quarter. Our Delta business was also able to achieve sales growth during the quarter, reaching an all-time record for this segment."
    Mr. Humphreys continued, "Our product offerings are being well received by the marketplace. Demand for our core Soffe shorts is strong as our sales continue to exceed prior years. During the quarter we expanded our capacity, and consolidated our Soffe distribution into our new West Coast facility without any shipping disruptions. Junkfood continues to successfully grow its sales with the addition of new products and licenses, as well as the expansion into additional retail outlets. We continue to explore growth initiatives, diversify our product offering, increase our operating efficiencies and identify cost saving opportunities in each of our key business segments to expand margins and maximize our performance. These efforts have positioned us for significant growth in our fourth quarter."

    Fiscal 2006 Guidance

    For the fourth fiscal quarter ending July 1, 2006, the Company expects sales to be in the range of $81 to $88 million and basic earnings to be in the range of $0.72 to $0.77 per share. This compares to prior year fiscal fourth quarter sales of $66.3 million and basic earnings of $0.38 per share.
    For the year ending July 1, 2006, the Company narrowed its expectation of sales to be in the range of $268 to $275 million and basic earnings to be in the range of $1.71 to $1.77 per share. Sales for the prior fiscal year were $228.1 million. When comparing fiscal 2006 earnings estimates to fiscal 2005 results, the following chart highlights the Company's fiscal year 2005 basic earnings per share, adjusted for the impact of the sale of its Edgefield, South Carolina yarn spinning facility and the reversal of the tax liability associated with the Company's decision to permanently reinvest its foreign earnings in Honduras.


Actual FY05 Basic Earnings Per Share                     $       1.35
Sale of Edgefield Plant                                         (0.26)
Reversal of Foreign Earnings Tax Liability                      (0.08)
                                                          ------------
Adjusted FY05 Basic Earnings per Share                   $       1.01


    Retail-Ready Apparel

    This segment, which includes the Soffe and Junkfood businesses, reported a sales increase of 46.4% to $32.8 million for the third quarter of fiscal year 2006 compared to $22.4 million in the prior year. The sales increase was driven by both an increase in sales in the Soffe business of 13.1% and the acquisition of Junkfood Clothing Company. Operating income for the three months ended April 1, 2006 increased 97.4% to $3.9 million compared to $2.0 million in the prior year due primarily to the Junkfood business.

    Activewear Apparel

    This segment, which includes the Delta Apparel business, reported all-time record sales of $36.6 million for the third quarter of fiscal 2006, a 1.9% increase from the prior year quarter. The increase in sales was due to an increase in basic tee shirt volume, offset slightly by a decrease in private label units. The change in sales mix, along with a slight decline in selling prices across the product categories, drove a decrease in average selling prices. The lower margins attributable to the basic tee shirt products, coupled with the higher energy and transportation costs, yielded a decrease in operating income to $1.3 million compared to $2.5 million in the prior year.

    Dividend Payment

    On April 20, 2006, the Board of Directors increased the Company's dividend payment by 25%, bringing the quarterly dividend payment to five cents per common share. The dividend is payable on May 30, 2006 to shareholders of record as of the close of business on May 17, 2006. This dividend was declared pursuant to the Company's previously announced quarterly dividend program, which the Company may amend or terminate at any time.

    Conference Call

    The Company will hold a conference call with senior management to discuss the financial results at 9:00 a.m. ET today. The Company invites you to join the call by dialing (913) 981-4903. A live webcast of the conference call will be available on the Company's web site at www.deltaapparel.com.

    About Delta Apparel, Inc.

    Delta Apparel, Inc., along with its wholly owned subsidiaries, M.
J. Soffe Company and Junkfood Clothing Company, is a marketer, manufacturer and distributor of high quality branded and private label activewear apparel. We specialize in selling a variety of casual and athletic activewear tops and bottoms, embellished and unembellished T-shirts, and fleece products for the ever-changing apparel market. We focus on our broad distribution of apparel products to specialty and boutique stores, high-end and mid-tier retail stores, sporting goods stores, screen printers, and private label accounts. In addition, certain products are sold in college bookstores and to the U.S. Military. Our operations are in the United States, Honduras, Mexico and Costa Rica and we employ approximately 3,900 people worldwide. Additional information on our company is available at www.deltaapparel.com.

    Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, changes in the retail demand for apparel products, changes in fashion, the cost of raw materials and energy, competitive conditions in the apparel and textile industries, the relative strength of the United States dollar as against other currencies, changes in United States trade regulations, the discovery of unknown conditions (such as with respect to environmental matters and similar items) and other risks described from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. We do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

    (Tables to follow)


SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)

                               Three Months Ended   Nine Months Ended
                                Apr 1,    Apr 2,    Apr 1,    Apr 2,
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------

Net Sales                      $ 69,365  $ 58,272  $187,640  $161,767
Cost of Goods Sold               50,149    43,528   131,461   124,631
                                --------  --------  --------  --------
Gross Profit                     19,216    14,744    56,179    37,136

Selling, General and
 Administrative                  13,953    10,392    40,421    26,932
                                --------  --------  --------  --------
Operating Income                  5,263     4,352    15,758    10,204

Other (Expense) Income             (128)    3,616       276     3,612
Interest Expense, net             1,056       679     2,738     2,217
                                --------  --------  --------  --------
Income Before Income Taxes        4,079     7,289    13,296    11,599

Provision for Income Taxes        1,335     1,844     4,799     3,556

                               --------- --------- --------- ---------
Net Income                     $  2,744  $  5,445  $  8,497  $  8,043
                                ========  ========  ========  ========

Weighted Average Shares
 Outstanding
      Basic                       8,622     8,376     8,591     8,316
      Diluted                     8,730     8,558     8,645     8,480

Net Income per Common Share
      Basic                    $   0.32  $   0.65  $   0.99  $   0.97
      Diluted                  $   0.31  $   0.64  $   0.98  $   0.95




                                          Apr 1,   July 2,    Apr 2,
                                           2006      2005      2005
                                         --------- --------- ---------

Current Assets
      Cash                               $    524  $    298  $    225
      Receivables, Net                     40,434    36,611    35,386
      Income Tax Receivable                   737         -         -
      Inventories                         112,710    99,026   105,204
      Deferred Income Taxes                 3,002     1,252     2,208
      Other Assets                          2,683     1,968     4,400
                                          --------  --------  --------
Total Current Assets                      160,090   139,155   147,423

Noncurrent Assets
      Property, Plant &
       Equipment, Net                      20,959    19,950    18,965
      Goodwill and Other
       Intangibles, Net                    19,577         -         -
      Deferred Income Taxes                     -         -     2,170
      Other Noncurrent Assets               2,170       409       418
                                          --------  --------  --------
Total Noncurrent Assets                    42,706    20,359    21,553

                                         --------- --------- ---------
Total Assets                             $202,796  $159,514  $168,976
                                          ========  ========  ========


Current Liabilities
      Accounts Payable and
       Accrued Expenses                  $ 41,760  $ 36,700  $ 42,059
      Current Portion of Long
       Term Debt                            3,683    15,065    18,803
      Income Tax Payable                        -       480     4,729
                                          --------  --------  --------
Total Current Liabilities                  45,443    52,245    65,591

Noncurrent Liabilities
      Long-Term Debt                       60,582    17,236    17,288
      Deferred Income Taxes                   789       171         -
      Other Noncurrent
       Liabilities                             15     3,398     2,930
                                          --------  --------  --------
Total Noncurrent Liabilities               61,386    20,805    20,218

Stockholders' Equity                       95,967    86,464    83,167

                                         --------- --------- ---------
Total Liabilities and
 Stockholders' Equity                    $202,796  $159,514  $168,976
                                          ========  ========  ========

    CONTACT: Delta Apparel, Duluth
             Deborah Merrill, 678-775-6900
             or
             Investor Relations
             Integrated Corporate Relations
             Bill Zima, 203-682-8200